                                                                      Exhibit 99

--------------------------------------------------------------------------------
                                  NEWS RELEASE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           Northern Trust Corporation
                             50 South LaSalle Street
                             Chicago, Illinois 60675
                    Contact: Bev Fleming, Investor Relations
                                (312) 444-7811 or
                          Sue Rageas, Public Relations
Release #01520                  (312) 444-4279      http://www.northerntrust.com
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
---------------------
NORTHERN TRUST CORPORATION REPORTS RECORD 2001 SECOND QUARTER EARNINGS OF $.57 PER SHARE, UP 8%.

(Chicago, July 16, 2001) Northern Trust Corporation reported record net income per share of $.57 for the second quarter, an increase of 8% from the $.53 per share earned a year ago. Net income increased 7% to a record $131.3 million from the $123.0 million earned in the second quarter of last year. This performance resulted in a return on average common equity of 21.1%.

     William A. Osborn, Chairman and Chief Executive Officer, commented, "In a period when the economy is barely growing and equity markets continue to be depressed, we are pleased to report another record quarter of earnings. This performance was achieved by strong growth in certain segments of our diversified revenue base and effective expense management. Revenues increased 5% and noninterest expense growth was held to 4%, which resulted in a record productivity ratio of 163%. We were also able to reposition our treasury management lockbox business during the quarter, generating a nonrecurring gain, and deal proactively with some difficult loans. Trust assets under administration grew to $1.68 trillion, up 4% since June 2000, reflecting continued new business that overcame the effect of lower equity markets. Assets under management grew $8.5 billion since last year to $341.5 billion."

                      SECOND QUARTER PERFORMANCE HIGHLIGHTS

     Revenues increased 5% to a record $575.0 million. Trust fees grew 4% to $317.7 million in the quarter, compared to $305.6 million in the second quarter of last year. Trust fees represented 55% of total second quarter revenues and total fee-related income represented 72% of total revenues.

                                     -more-

     Trust fees from Personal Financial Services (PFS) in the quarter totaled $154.7 million, compared to $152.6 million in the year-ago quarter. The trust fee growth was a result of new business throughout Northern Trust's national PFS network, largely offset by lower equity markets. Personal trust assets under administration totaled $161.1 billion at June 30, 2001 and reflects the transfer of $3.0 billion in assets to Corporate & Institutional Services. This compares to $165.0 billion at June 30, 2000. Of the total assets under administration, $94.7 billion is managed by Northern Trust, compared to $97.7 billion one year ago. Net new recurring PFS trust business sold during the first six months totaled approximately $31 million in annualized fees.

     Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 7% to $163.0 million, compared to $153.0 million in the year-ago quarter. Securities lending fees increased 28% to a record $42.7 million and were the principal contributor to the increase. The securities lending growth reflected higher volumes and spreads earned on the investment of collateral. Custody fees increased to $50.4 million, up 5%, reflecting new business. Fees from asset management totaled $44.3 million and were $2.4 million below the year-ago quarter, which included $4.7 million of performance-based fees compared to $.3 million in the current quarter. Northern Trust Retirement Consulting, L.L.C. recorded fees of $15.1 million, up from $14.8 million in last year's second quarter.

     C&IS trust assets under administration totaled $1.52 trillion at June 30, 2001, compared to $1.45 trillion at June 30, 2000. Of the C&IS trust assets under administration, $246.8 billion is managed by Northern Trust, up 5% from June 30, 2000. Trust assets under administration include $439.3 billion of global custody assets, up 22% from a year ago. Net new recurring C&IS trust business sold in the first six months totaled approximately $40 million in annualized fees.

     Foreign exchange trading profits were $40.5 million for the quarter, compared to the record results of $42.1 million in the second quarter of 2000 and $34.9 million in the first quarter of 2001. These strong results reflect higher client volume and volatility in major currencies including the yen, euro and British pound.

                                     -more-

     Treasury management revenues, which include both fees and the computed value of compensating deposit balances, were $28.9 million, up 7% from last year's second quarter due to new business and higher transaction volumes from existing clients. The fee portion of these revenues in the quarter was $20.6 million, up 13% from $18.2 million in the comparable quarter last year, partly as a result of more clients electing to pay for services in fees rather than in compensating deposit balances. Revenues from security commissions and trading income were $8.5 million, up 3% from last year.

     Other operating income was $27.0 million for the second quarter compared with $18.7 million in the same period last year. The increase reflects a $9.2 million nonrecurring gain on the previously announced formation in June of a joint venture with Fiserv, Inc. to provide receivables management or lockbox services to Northern Trust clients. Beginning this month, approximately 400 Northern Trust employees will move to parallel positions with Fiserv as part of the joint venture.

     Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $160.7 million, up 4% from the $154.1 million reported in the prior year quarter. The increase in net interest income reflects 6% growth in average earning assets and a 12% increase in noninterest-related funds, primarily demand deposits and equity. The asset growth included a 10%, or $1.6 billion increase in average loans and leases. Securities increased 2% to average $10.3 billion while money market assets increased 3% to $4.5 billion for the quarter. The net interest margin was 1.96% versus 2.00% in the year-ago quarter.

     The provision for credit losses was $11.5 million in the quarter compared to $10.0 million for the same quarter last year and $5.0 million in the first quarter of 2001. The current quarter provision included $6.5 million related to the sale of $44.5 million in nonperforming loans. Almost the entire amount of the $19.7 million in net charge-offs resulted from the loan sales. Nonperforming assets of $109.4 million at June 30, 2001 were down from $112.7 million at March 31, 2001, reflecting the loan sales offset by the impact of commercial loans to two

                                     -more-
companies that filed for Chapter 11 reorganization. The $159.7 million reserve for credit losses at June 30, 2001 represented a reserve to loan ratio of .88% compared to .94% at March 31, 2001. Nonaccrual loans of $107.9 million at quarter-end represent .59% of total loans and were covered 1.5 times by the reserve.

     Noninterest expenses totaled $351.8 million for the quarter, an increase of 4% from the $338.2 million in the year-ago quarter. Expense growth was once again held to a significantly lower rate than historically experienced, partially as a result of initiatives implemented by management to control certain expenses. These initiatives include controlling staff levels, limiting staff-related and other discretionary expenses, and modifying some cash incentive plans for 2001 to include a stock option grant component. This last initiative, announced last quarter, resulted in $5.5 million expense savings in the current quarter when compared to programs in place prior to this initiative. Compensation costs in the current quarter included $1.7 million of accelerated incentive plan costs related to retirements.

     Approximately 70% of the increase in noninterest expenses related to compensation and employee benefits and was primarily attributable to staff growth and merit increases, partially offset by lower performance-based pay. Staff on a full-time equivalent basis at June 30, 2001 totaled 9,646, up 6% from June 30, 2000. Since December 31, 2000, staff has increased only 2%.

     The balance of the expense growth reflects increased costs associated with technology investments, including e-business initiatives, office expansion, and operating costs relating to the significant growth in transaction volumes. These increases were partially offset by a number of factors, including a reduction in performance-based payments to investment sub-advisors.

                                  BALANCE SHEET

     Balance sheet assets averaged $36.3 billion for the quarter, up 6% from last year's second quarter average of $34.3 billion, primarily reflecting growth in loans. Loans and leases

                                     -more-
averaged $18.0 billion for the quarter, an increase of $1.6 billion or 10%. Reflecting strong growth in lending to Wealth Management and private banking clients, personal loans increased $317 million, or 17%, to average $2.2 billion for the quarter. Residential mortgages increased $571 million, or 9%, to average $7.0 billion for the quarter and represented 39% of the total loan portfolio. Commercial and industrial loans averaged $5.1 billion during the quarter compared to $4.9 billion in the second quarter of 2000. The securities portfolio increased 2% to $10.3 billion on average during the period while money market assets averaged $4.5 billion in the quarter, up slightly from last year.

     Common stockholders' equity averaged $2.5 billion, up 15% from last year's second quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired a total of 457,185 shares at a cost of $30.0 million. An additional 6.2 million shares may be purchased after June 30, 2001 under the current share buyback program.

                        SIX-MONTH PERFORMANCE HIGHLIGHTS

     Net income per common share increased 11% to $1.12 for the six-month period ended June 30, 2001. Net income increased 9% to $258.5 million compared with $236.3 million last year and resulted in a return on average common equity of 21.31% and a productivity ratio of 162%.

     Total revenues increased 6% from 2000 levels. Trust fees totaled $622.9 million, up 5% from $591.6 million last year. Foreign exchange trading profits totaled $75.4 million, essentially unchanged from last year's performance. Treasury management revenues from both fees and the computed value of compensating deposit balances increased 9% to $57.6 million. Net interest income, stated on a fully taxable equivalent basis, totaled $322.7 million, up 6% from $304.9 million reported last year.

                                     -more-

     The $16.5 million provision for credit losses was $2.5 million higher than the $14.0 million required in the first half of 2000. Noninterest expenses were up 4% and totaled $693.4 million compared to $664.3 million a year ago.

                           FORWARD-LOOKING STATEMENTS

     This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust's financial goals, dividend policy, expansion and business development plans, business prospects and positioning with respect to market and pricing trends, new business results and outlook, changes in securities market prices, credit quality, planned capital expenditures and technology spending, and the effect of various matters (including changes in accounting standards and interpretations) on Northern Trust's business and results. Actual results could differ materially from those indicated by these statements. Northern Trust Corporation's 2000 Annual Report to Shareholders, including the section of Management's Discussion and Analysis captioned "Factors Affecting Future Results," and periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, Northern Trust's success in executing various parts of its business plans, technology risks, including material systems interruptions or errors, and risks associated with changes in the regulatory framework resulting from enactment of the Gramm-Leach-Bliley Act of 1999 and other regulatory changes and factors. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

               WEBCAST OF SECOND QUARTER EARNINGS CONFERENCE CALL

     Northern Trust's second quarter earnings conference call will be webcast live on Monday, July 16, 2001. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer's comments. The live call will be conducted at 11 a.m. CDT and is accessible on Northern Trust's web site at:

     http://www.northerntrust.com/aboutus/news/financial_releases.html.

A replay will be available beginning at 1:00 p.m. CDT on July 16, 2001 until 6:00 p.m. on July 23, 2001. Participants will need RealPlayer/tm/ software that can be downloaded free through Northern's web site. This earnings release can also be accessed at the above web address.

                                      / / /

                        NORTHERN TRUST CORPORATION                  Page 1
               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS
($ In Millions Except Per Share Data)

                                                       SECOND QUARTER
                                             ------------------------------------
                                              2001        2000      % Change (*)
                                             ------------------------------------
Noninterest Income

  Trust Fees                                  $317.7      $305.6               4 %
  Foreign Exchange Trading Profits              40.5        42.1              (4)
  Treasury Management Fees                      20.6        18.2              13
  Security Commissions & Trading Income          8.5         8.3               3
  Other Operating Income                        27.0        18.7              45
  Investment Security Transactions                -           -              N/M
                                              ------      ------            -----
Total Noninterest Income                       414.3       392.9               5

Interest Income (Taxable Equivalent)           464.0       513.2             (10)
Interest Expense                               303.3       359.1             (16)
                                              ------      ------            -----
Net Interest Income (Taxable Equivalent)       160.7       154.1               4

Total Revenue (Taxable Equivalent)             575.0       547.0               5

Noninterest Expenses

  Compensation                                 175.5       170.0               3
  Employee Benefits                             31.5        27.3              16
  Occupancy Expense                             25.3        22.2              14
  Equipment Expense                             21.6        18.5              17
  Other Operating Expenses                      97.9       100.2              (2)
                                              ------      ------            -----
Total Noninterest Expenses                     351.8       338.2               4

Provision for Credit Losses                     11.5        10.0              15
Taxable Equivalent Adjustment                   14.3        13.3               8
                                              ------      ------            -----
Income before Income Taxes                     197.4       185.5               6
Provision for Income Taxes                      66.1        62.5               6
                                              ------      ------            -----

NET INCOME                                    $131.3      $123.0               7 %
                                              ======      ======            =====

Net Income Per Common Share

  Basic                                        $0.59       $0.55               7 %
  Diluted                                       0.57        0.53               8

Return on Average Common Equity                21.10%      22.81%
Average Common Equity                       $2,474.9    $2,144.7              15 %
Return on Average Assets                        1.45%       1.44%

Common Dividend Declared per Share            $0.155      $0.135              15 %
Preferred Dividends (millions)                   1.1         1.4             (23)

Average Common Shares Outstanding (000s)
  Basic                                      221,701     221,011
  Diluted                                    229,484     230,503
Common Shares Outstanding (EOP)              222,610     221,850
(N/M) Not Meaningful


     (*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.

Note: Certain reclassifications have been made to prior periods' financial statements to place them on a basiscomparable with the current period's financial statements.

                   NORTHERN TRUST CORPORATION                             Page 2
(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)
--------------------------------------

                                                        SIX MONTHS
                                           -------------------------------------
                                            2001         2000       % Change (*)
                                           -------------------------------------
Noninterest Income
  Trust Fees                               $622.9        $591.6              5 %
  Foreign Exchange Trading Profits           75.4          76.1             (1)
  Treasury Management Fees                   40.7          35.3             15
  Tecurity Commissions & Trading Income      18.1          17.9              1
  Other Operating Income                     46.7          34.4             36
  Investment Security Transactions             -             -              N/M
                                         --------      --------        --------
Total Noninterest Income                    803.8         755.3              6

Interest Income (Taxable Equivalent)        971.3         960.4              1
Interest Expense                            648.6         655.5             (1)
                                         --------      --------        --------
Net Interest Income (Taxable Equivalent)    322.7         304.9              6

Total Revenue (Taxable Equivalent)        1,126.5       1,060.2              6

Noninterest Expenses

  Compensation                              345.9         334.8              3
  Employee Benefits                          65.3          56.5             16
  Occupancy Expense                          50.0          43.0             16
  Equipment Expense                          42.8          36.4             17
  Other Operating Expenses                  189.4         193.6             (2)
                                         --------      --------        --------
Total Noninterest Expenses                  693.4         664.3              4

Provision for Credit Losses                  16.5          14.0             18
Taxable Equivalent Adjustment                28.2          24.7             14
                                         --------      --------        --------
Income before Income Taxes                  388.4         357.2              9
Provision for Income Taxes                  129.9         120.9              7
                                         --------      --------       --------
NET INCOME                                 $258.5        $236.3              9 %
                                         ========      ========       ========
Net Income Per Common Share

  Basic                                     $1.16         $1.06              9 %
  Diluted                                    1.12          1.01             11

Return on Average Common Equity             21.31%        22.26%
Average Common Equity                    $2,423.2      $2,110.1             15 %
Return on Average Assets                     1.45%         1.45%

Common Dividends Declared per Share         $0.31         $0.27             15 %
Preferred Dividends (millions)                2.5           2.7            (10)
Average Common Shares Outstanding (000s)
  Basic                                   221,635       221,105
  Diluted                                 229,652       230,312
Common Shares Outstanding (EOP)           222,610       221,850


                          NORTHERN TRUST CORPORATION                      Page 3
              (Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

                                                                  JUNE 30
                                                  ------------------------------------------
                                                    2001           2000         % Change (*)
                                                  ------------------------------------------
Assets

  Money Market Assets                              $3,977.4       $4,281.9               (7)%
  Securities
    U.S. Government                                   175.5          227.4              (23)
    Federal Agency and Other                        8,843.8       10,484.4              (16)
    Municipal                                         488.3          475.0                3
    Trading Account                                    11.2           12.2               (8)
                                                  ---------      ---------      ------------
  Total Securities                                  9,518.8       11,199.0              (15)
  Loans and Leases                                 18,194.9       17,280.7                5
                                                  ---------      ---------      ------------
  Total Earning Assets                             31,691.1       32,761.6               (3)
  Reserve for Credit Losses                          (159.7)        (159.3)              N/M
  Cash and Due from Banks                           2,224.3        1,932.6               15
  Trust Security Settlement Receivables               544.9          617.6              (12)
  Buildings and Equipment                             480.4          394.5               22
  Other Nonearning Assets                           1,402.8        1,301.1                8
                                                  ---------      ---------      ------------
  Total Assets                                    $36,183.8      $36,848.1               (2)%
                                                  =========      =========      ============
Liabilities and Stockholders' Equity

  Interest-Bearing Deposits
    Savings                                        $7,660.1       $7,512.8                2 %
    Other Time                                      1,429.6        1,040.2               37
    Foreign Office Time                             8,030.4        8,459.3               (5)
                                                  ---------      ---------      ------------
  Total Interest-Bearing Deposits                  17,120.1       17,012.3                1
  Borrowed Funds                                    7,749.6        9,744.2              (20)
  Senior Notes and Long-Term Debt                   1,534.9        1,405.9                9
                                                  ---------      ---------      ------------
  Total Interest-Related Funds                     26,404.6       28,162.4               (6)
  Demand & Other Noninterest-Bearing Deposits       5,726.1        5,299.9                8
  Other Liabilities                                 1,392.0        1,080.9               29
                                                  ---------      ---------      ------------
  Total Liabilities                                33,522.7       34,543.2               (3)
  Common Equity                                     2,541.1        2,184.9               16
  Preferred Equity                                    120.0          120.0                -
                                                  ---------      ---------      ------------
  Total Liabilities and Stockholders' Equity      $36,183.8      $36,848.1               (2)%
                                                  =========      =========      ============

                          NORTHERN TRUST CORPORATION                      Page 4
              (Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)
-------------------------------------

                                                               SECOND QUARTER
                                                  ----------------------------------------
                                                    2001          2000        % Change (*)
                                                  ----------------------------------------
Assets
------
  Money Market Assets                              $4,511.2      $4,374.7               3 %
  Securities
    U.S. Government                                   207.4         235.0             (12)
    Federal Agency and Other                        9,627.3       9,446.0               2
    Municipal                                         487.4         481.2               1
    Trading Account                                    16.6          12.4              35
                                                  ---------     ---------       ----------
  Total Securities                                 10,338.7      10,174.6               2
  Loans and Leases                                 17,961.4      16,375.4              10
                                                  ---------     ---------       ----------
  Total Earning Assets                             32,811.3      30,924.7               6
  Reserve for Credit Losses                          (163.8)       (157.0)              4
  Nonearning Assets                                 3,654.9       3,560.5               3
                                                  ---------     ---------       ----------
  Total Assets                                    $36,302.4     $34,328.2               6 %
                                                  =========     =========       ==========

Liabilities and Stockholders' Equity
------------------------------------
  Interest-Bearing Deposits
    Savings                                        $7,925.0      $7,444.1               6 %
    Other Time                                      1,519.3       1,139.6              33
    Foreign Office Time                             8,306.9       7,944.3               5
                                                  ---------     ---------       ----------
  Total Interest-Bearing Deposits                  17,751.2      16,528.0               7
  Borrowed Funds                                    8,335.9       8,381.3              (1)
  Senior Notes and Long-Term Debt                   1,547.0       1,406.0              10
                                                  ---------     ---------       ----------
  Total Interest-Related Funds                     27,634.1      26,315.3               5
  Demand & Other Noninterest-Bearing Deposits       4,947.9       4,622.5               7
  Other Liabilities                                 1,125.5       1,125.7             N/M
                                                  ---------     ---------       ----------
  Total Liabilities                                33,707.5      32,063.5               5
  Common Equity                                     2,474.9       2,144.7              15
  Preferred Equity                                    120.0         120.0               -
                                                  ---------     ---------       ----------
  Total Liabilities and Stockholders' Equity      $36,302.4     $34,328.2               6 %
                                                  =========     =========       ==========

                        NORTHERN TRUST CORPORATION                        Page 5
            (Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA
--------------------                                            2001                               2000
($ In Millions Except Per Share Data)                         Quarters                           Quarters
-------------------------------------                ---------------------------    -----------------------------------
                                                       Second            First        Fourth        Third        Second
                                                     ---------------------------    -----------------------------------
Net Income Summary
------------------
  Trust Fees                                             $317.7          $305.2       $304.9       $304.7       $305.6
  Other Noninterest Income                                 96.6            84.3         84.9         87.2         87.3
  Net Interest Income (Taxable Equivalent)                160.7           162.0        159.9        157.1        154.1
                                                     -----------     -----------    ---------    ---------    ---------
    Total Revenue (Taxable Equivalent)                    575.0           551.5        549.7        549.0        547.0
  Provision for Credit Losses                              11.5             5.0          5.0          5.0         10.0
  Noninterest Expenses                                    351.8           341.6        342.3        344.9        338.2
                                                     -----------     -----------    ---------    ---------    ---------
    Pretax Income (Taxable Equivalent)                    211.7           204.9        202.4        199.1        198.8
  Taxable Equivalent Adjustment                            14.3            13.9         14.3         14.3         13.3
  Provision for Income Taxes                               66.1            63.8         62.6         61.5         62.5
                                                     -----------     -----------    ---------    ---------    ---------
    Net Income                                           $131.3          $127.2       $125.5       $123.3       $123.0
                                                     ===========     ===========    =========    =========    =========

Per Common Share
----------------
  Net Income - Basic                                      $0.59           $0.57        $0.56        $0.55        $0.55
             - Diluted                                     0.57            0.55         0.54         0.53         0.53
  Dividend Declared                                       0.155           0.155        0.155        0.135        0.135
  Book Value (EOP)                                        11.42           11.02        10.54        10.10         9.85
  Market Value (EOP)                                      62.50           62.50        81.56        88.88        65.06

Ratios
------
  Return on Average Common Equity                         21.10 %         21.53 %      21.77 %      22.12 %      22.81 %
  Return on Average Assets                                 1.45            1.45         1.38         1.42         1.44
  Net Interest Margin                                      1.96            2.05         1.96         1.99         2.00
  Productivity Ratio  (*)                                   163 %           161 %        161 %        159 %        162 %
  Risk-based Capital Ratios
    Tier 1                                                10.45 %         10.08 %       9.78 %       9.38 %       9.11 %
    Total (Tier 1 + Tier 2)                               13.97           13.68        12.86        12.52        12.32
    Leverage                                               7.43            7.31         6.92         6.94         6.82

Trust Assets ($ in Billions) - EOP
----------------------------------
  Corporate                                            $1,516.0        $1,486.5     $1,515.0     $1,515.3     $1,445.9
  Personal                                                161.1           160.0        168.8        171.2        165.0
                                                     -----------     -----------    ---------    ---------    ---------
    Total Trust Assets                                 $1,677.1        $1,646.5     $1,683.8     $1,686.5     $1,610.9
                                                     ===========     ===========    =========    =========    =========
  Memo:  Managed Assets                                  $341.5          $336.6       $338.0       $338.3       $333.0

Asset Quality ($ in Millions) - EOP
-----------------------------------
  Nonaccrual Loans                                       $107.9          $111.1        $76.3        $76.8        $54.4
  Other Real Estate Owned (OREO)                            1.5             1.6          2.2          2.0          1.0
                                                     -----------     -----------    ---------    ---------    ---------
    Total Nonperforming Assets                           $109.4          $112.7        $78.5        $78.8        $55.4
                                                     ===========     ===========    =========    =========    =========
    Nonperforming Assets / Loans & OREO                    0.60 %          0.63 %       0.43 %       0.44 %       0.32 %

  Gross Charge-offs                                       $19.9            $0.7         $0.6         $6.8         $5.8
  Gross Recoveries                                          0.2             0.7          0.5          0.5          0.4
                                                     -----------     -----------    ---------    ---------    ---------
    Net Charge-offs                                       $19.7            $0.0         $0.1         $6.3         $5.4
                                                     ===========     ===========    =========    =========    =========
  Net Charge-offs (Annualized) to Average Loans            0.44 %         0.001 %      0.002 %       0.15 %       0.13 %
  Reserve for Credit Losses                              $159.7          $167.9       $162.9       $158.0       $159.3
  Reserve to Nonaccrual and Restructured Loans              148 %           151 %        213 %        206 %        293 %

  (*) The productivity ratio is defined as total revenue on a taxable equivalent basis divided by noninterest expenses.